Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT ("Second Amendment") is made and entered into as of the 28th day of February, 2007, by and among CC TOLLGATE LLC, a Delaware limited liability company (hereinafter sometimes referred to as "Tollgate" and at other times hereinafter referred to as the "Borrower"), WELLS FARGO BANK, National Association, MARSHALL BANKFIRST CORP., a Minnesota corporation, and ORIX COMMERCIAL FINANCE, LLC, a Delaware limited liability company, formerly known as ORIX Financial Services, Inc., a New York corporation (each individually a "Lender" and collectively the "Lenders"), WELLS FARGO BANK, National Association, as the issuer of letters of credit (in such capacity, together with its successors and assigns, the "L/C Issuer") and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders and L/C Issuer (herein, in such capacity, called the "Agent Bank" and, together with the Lenders and L/C Issuer collectively referred to as the "Banks").

R_E_C_I_T_A_L_S:

WHEREAS:

A.  Borrower and Banks entered into a Credit Agreement dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006 (collectively, the "Existing Credit Agreement").

B.  For the purpose of this Second Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

C.  Borrower has represented that it intends to make a principal prepayment on the C/T Loan in the amount of Ten Million Dollars ($10,000,000.00) and to reduce the Funded RLC Outstanding to zero ($0.00). Based on the reduction of the Funded C/T Outstandings to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) and the Borrower's commitment to reduce the Funded RLC Outstandings to zero ($0.00), Borrower has requested the following additional amendments and modifications to the Credit Agreement:

    (i) revision of the C/T Loan Reduction Schedule;

    (ii) adding a requirement for delivery to Lenders of the monthly market share reports;

    (iii) amendment of the definitions of Adjusted Fixed Charge Coverage Ratio and Maintenance Capital Expenditures;

    (iv) modification of the covenant requirements for the Adjusted Fixed Charge Coverage Ratio (Section 6.03), Senior Leverage Ratio (Section 6.02), Limitation on Indebtedness (Section 6.05) and Restriction on Distributions (Section 6.06);

   (v) elimination of the Total Leverage Ratio Covenant (Section 6.01), the Minimum Annualized EBITDAM (Section 6.04) and the requirements for the payment of Excess Cash Flow Payments (Section 2.03(e)); and

    (vi) requiring the issuance of date down indorsements to the Title Insurance Policy in place of the final 101.6 and 101.2 indorsements which are required by Section 9.21 of the Existing Credit Agreement and by the definition of Completion Date in Section 1.01 of the Existing Credit Agreement.

D.  Banks have agreed to amend the Existing Credit Agreement as set forth in the preceding recital paragraph subject to the terms, conditions and provisions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the Second Amendment Effective Date, as specifically hereinafter provided as follows:

1.  Definitions. Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions. Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

    "Adjusted Fixed Charge Coverage Ratio" as of the end of any fiscal period shall mean with reference to the Borrower:

    For the fiscal period under review the sum of: (i) EBITDAM, less (ii) the aggregate amount of actually paid Distributions, including, without limitation, all Tax Distributions actually paid, less (iii) the aggregate amount of Maintenance Capital Expenditures to the extent not deducted in the determination of Net Income or financed from the proceeds of permitted equity or subordinated indebtedness provided by CCI or any of its Subsidiaries or financed from the proceeds of the Revolver, less (iv) the aggregate amount of Management Fees paid in cash

        Divided by

    The sum of: (i) actually paid Interest Expense (expensed and capitalized), plus (ii) principal payments or reductions (without duplication) required to be made on all outstanding Indebtedness, plus (iii) the current portion of Capitalized Lease Liabilities, in each case of (i) through (iii) determined for the fiscal period under review.

    "Completion Date" shall mean the date upon which: (a) each of the Construction Projects has been completed in substantial accordance and compliance with the Plans and Specifications and in substantial accordance and compliance with the terms and conditions of all Governmental Authorities, (b) the Occupancy Date has occurred, (c) Title Insurance Company has issued its date down indorsement to the Title Insurance Policy showing no liens, claims or encumbrances except for Permitted Encumbrances and other items approved by Agent Bank upon the consent of Requisite Lenders, (d) the Opening Date has occurred, and (e) each other condition applicable to the final release of retainage, as set forth in Section 9.21, shall have been met, other than with respect to the completion of "Punch List" items.

    "Compliance Certificate" shall mean a compliance certificate as described in Section 5.08(c) substantially in the form of "Exhibit F", affixed to the Second Amendment and by this reference incorporated herein and made a part hereof, which shall fully restate and supersede the "Compliance Certificate" affixed as Exhibit F to the Existing Credit Agreement.

    "Credit Agreement" shall mean the Existing Credit Agreement as amended by the Second Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

    "C/T Loan Reduction Schedule" shall mean the C/T Loan Reduction Schedule marked "Schedule 2.03(d)", affixed to the Second Amendment and by this reference incorporated herein and made a part hereof, setting forth the revised Scheduled Term Amortization Payments on each Term Payment Date under the C/T Loan occurring subsequent to the Second Amendment Effective Date, which revised Schedule 2.03(d) shall fully supersede and restate Schedule 2.03(d) attached to the Existing Credit Agreement.

    "Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the Second Amendment.

    "Maintenance Capital Expenditures" shall mean collective reference to expenses and Capital Expenditures made to or for the benefit of or for use in connection with the Casino Facility which are for the purpose of maintaining, repairing and/or replacing existing assets of the Borrower.

    "Monthly Market Share Report" shall mean reference to the reports prepared substantially in the form of the reports marked "Exhibit R", affixed hereto and by this reference incorporated herein and made a part hereof.

    "Second Amendment" shall mean this Second Amendment to Credit Agreement.

    "Second Amendment Effective Date" shall mean the date upon which each of the conditions precedent set forth in Paragraph 12 of the Second Amendment have been fully satisfied.

    "Term Out Date" shall mean November 22, 2006.

2.  Reduction of the Aggregate Outstandings.

    a.  On or before the Second Amendment Effective Date, Borrower shall cause the Funded C/T Outstandings to be reduced to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) by making a principal prepayment on the C/T Loan in the amount of Ten Million Dollars ($10,000,000.00).

    b.  Concurrently or substantially concurrent with the Second Amendment Effective Date, Borrower intends to cause the Revolving Credit Facility to be fully funded. On or before the tenth (10th) Banking Business Day following the Second Amendment Effective Date, Borrower shall cause the Funded RLC Outstandings to be reduced to zero ($0.00) by making a principal prepayment on the Revolving Credit Facility in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00).

3.  Deletion of Excess Cash Flow Payments. As of the Second Amendment Effective Date (a) the definitions of "Excess Cash Flow" and "Excess Cash Flow Payments" shall be and are hereby deleted and of no further force or effect, (b) Section 2.03 shall be entitled "The C/T Note, Interest and Scheduled Amortization", (c) Subsection 2.03(e) shall be and is hereby deleted in its entirety, and (d) Subsection 2.03(f) shall be and is hereby amended and restated in its entirety as follows:

    "f. All principal prepayments, including Capital Proceeds applied to the C/T Loan under Section 8.02(a) and Excess Capital Proceeds under Section 6.12(c) received by Agent Bank shall be applied to the last principal sums falling due under the C/T Loan in the inverse order of maturity."

4.  Addition of Section 5.08(g) - Monthly Market Share Report Requirement. As of the Second Amendment Effective Date, Section 5.08(g) shall be and is hereby added to the Existing Credit Agreement as follows:

    "g. Commencing on the Second Amendment Effective Date, Borrower shall prepare and deliver to each of the Lenders, as soon as practicable, and in any event within thirty (30) days after the end of each calendar month, a Monthly Market Share Report for the Casino Facility substantially in the form of the Monthly Market Share Report, a sample of which are affixed hereto as Exhibit R."

5.  Deletion of Total Leverage Ratio and Minimum Annualized EBITDAM Covenants. As of the Second Amendment Effective Date, Section 6.01 of the Existing Credit Agreement entitled "Total Leverage Ratio" and Section 6.04 entitled "Minimum Annualized EBITDAM" shall be and are hereby deleted in their entirety and of no further force or effect.

6.  Restatement of Senior Leverage Ratio Covenant. As of the Second Amendment Effective Date, Section 6.02 of the Existing Credit Agreement entitled "Senior Leverage Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

    "Senior Leverage Ratio. Commencing as of the Fiscal Quarter ending December 31, 2007 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain a Senior Leverage Ratio no greater than the ratios described hereinbelow as of the end of each Fiscal Quarter in accordance with the following schedule, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

Fiscal Quarter End	Maximum Senior Leverage Ratio
As of the Fiscal Quarters ending December 31, 2007 and March 31, 2008	4.25 to 1.00
As of the Fiscal Quarters ending June 30, 2008 and September 30, 2008	4.00 to 1.00
As of the Fiscal Quarters ending December 31, 2008 and March 31, 2009	3.75 to 1.00
As of the Fiscal Quarters ending June 30, 2009 and September 30, 2009	3.50 to 1.00
As of the Fiscal Quarters ending December 31, 2009 and March 31, 2010	3.25 to 1.00
As of the Fiscal Quarters ending June 30, 2010 and September 30, 2010	3.00 to 1.00
As of the Fiscal Quarters ending December 31, 2010 and March 31, 2011	2.75 to 1.00
As of the Fiscal Quarters ending June 30, 2011 and September 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	2.50 to 1.00"

7.  Restatement of Adjusted Fixed Charge Coverage Ratio Covenant. As of the Second Amendment Effective Date, Section 6.03 of the Existing Credit Agreement entitled "Adjusted Fixed Charge Coverage Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

    "Section 6.03. Adjusted Fixed Charge Coverage Ratio. Commencing as of the Fiscal Quarter ending June 30, 2007 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain an Adjusted Fixed Charge Coverage Ratio no less than the ratios described hereinbelow as of the end of each Fiscal Quarter in accordance with the following schedule, to be calculated: (i) as of the end of the Fiscal Quarter ending June 30, 2007 for a fiscal period consisting of that Fiscal Quarter only, (ii) as of the end of the Fiscal Quarter ending September 30, 2007 for a fiscal period consisting of the Fiscal Quarters ending June 30, 2007 and September 30, 2007 only, (iii) as of the end of the Fiscal Quarter ending December 31, 2007 for a fiscal period consisting of the Fiscal Quarters ending December 31, 2007, September 30, 2007 and June 30, 2007 only, and (iv) as of the end of the Fiscal Quarter ending March 31, 2008 and as of each Fiscal Quarter end thereafter occurring, for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

Fiscal Quarter End	Minimum Adjusted Fixed Charge Coverage
As of the Fiscal Quarters ending June 30, 2007 and September 30, 2007	1.00 to 1.00
As of the Fiscal Quarter ending December 31, 2007	1.50 to 1.00
As of the Fiscal Quarter ending March 31, 2008	1.40 to 1.00
As of the Fiscal Quarter ending June 30, 2008	1.30 to 1.00
As of the Fiscal Quarter ending September 30, 2008 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	1.15 to 1.00"

8.  Restatement of Subsection 6.05(c). As of the Second Amendment Effective Date, Subsection 6.05(c) of the Existing Credit Agreement shall be and is hereby fully amended and restated in its entirety as follows:

    "c. Secured Interest Rate Hedges up to the aggregate amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) at any time outstanding;".

    9.  Restatement of Subsection 6.05(g). As of the Second Amendment Effective Date, Subsection 6.05(g) of the Existing Credit Agreement shall be and is hereby fully amended and restated in its entirety as follows:

    "g. Subordinated Debt consisting of the following:

        (i) The CCVLLC Subordinated Debt. Notwithstanding anything contained in the Payment Subordination Agreement executed in connection with the CCVLLC Subordinated Note, payments otherwise permitted thereunder may only be made and paid so long as the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter would comply with the requirements of Section 6.03, calculated on a pro forma basis based on the assumption that the proposed payment under the CCVLLC Subordinated Note had occurred during the most recently ended Fiscal Quarter;

        (ii) The CCI Subordinated Debt;

        (iii) Other unsecured Indebtedness advanced by CCI (i) that has met the requirements contained in the definition of Subordinated Debt, (ii) for which a Payment Subordination Agreement has been executed by all applicable Persons; and

        (iv) No Subordinated Debt shall be provided by any Person other than CCI without the prior written approval of each of the Lenders."

10.  Restatement of Restriction on Distributions Covenant. As of the Second Amendment Effective date, Section 6.06 shall be and is hereby amended and restated in its entirety as follows:

    "Section 6.06. Restriction on Distributions.

        a. Borrower shall not make any Distributions during any period in which a Default or Event of Default has occurred and remains continuing or which would result in a Default or Event of Default hereunder; and

        b. Commencing on the Second Amendment Effective Date, Borrower shall not make any Distributions or payments on Subordinated Debt or pay any Management Fees under the Management Agreement until Borrower has realized a Senior Leverage Ratio less than 3.00 to 1.00 for two (2) consecutive Fiscal Quarters. At such time as Borrower has realized a Senior Leverage Ratio less than 3.00 to 1.00 for two (2) consecutive Fiscal Quarters, Borrower may thereafter make Distributions, payments on Subordinated Debt (to the extent permitted in the applicable Payment Subordination Agreement) and pay Management Fees, so long as the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter would comply with the requirements of Section 6.03, calculated on a pro forma basis based on the assumption that the payment of such Distributions, Subordinated Debt and/or Management Fees had occurred during the most recently ended Fiscal Quarter. Notwithstanding the foregoing provisions as set forth in this Subsection b, however, Tax Distributions may be made but only to the extent that actual tax liability of its members is created on the taxable income of the Borrower."

11.  Restatement of Section 9.21. As of the Second Amendment Effective Date, Section 9.21 of the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

    "Section 9.21.    Disbursement of Retainage. Lenders shall retain (collectively the "Retainage") from the gross amount approved for each Construction Disbursement for Hard Costs made from the proceeds of the C/T Loan (i) five percent (5%) of the General Contractor’s portion of such Construction Disbursement, and (ii) ten percent (10%) of the portions of such Construction Disbursement relating to labor, materials and services provided by each Subcontractor until fifty percent (50%) of the Hard Cost component of the Lender's Disbursement Budget has been expended for work performed and has been verified by Lenders' Consultant as substantially in compliance with the Construction Documentation. Thereafter, so long as no Event of Default shall have occurred and be continuing, no further Retainage shall be retained from Construction Disbursements thereafter made unless Agent Bank is otherwise instructed by Borrower. Retainage withheld by Lenders from the proceeds of the C/T Loan shall not bear interest and shall be deemed not disbursed under the C/T Loan until released as provided hereinbelow. Notwithstanding the foregoing, upon the written request of Borrower, Lenders agree to release all Retainage for construction costs relating to any subcontractor at such time as the respective work of such subcontractor is one hundred percent (100%) complete, verified to be in substantial compliance with the Construction Documentation by Lenders' Consultant and upon such additional conditions and requirements as may be required by Agent Bank, to Agent Bank's reasonable satisfaction including, without limitation, final lien releases and other evidence that such work will be, with the release of such retention, fully paid. All remaining funds held for Retainage by Lenders shall be released (the "Retainage Release Date") upon the written request of Borrower, at such time as:

        a. The Completion Date has occurred with only "Punch List" items remaining to be completed which do not materially impair the ability of Borrower to occupy and operate the Construction Projects for their intended purpose, no single item exceeding a completion cost in excess of Twenty-Five Thousand Dollars ($25,000.00) and the aggregate of such "Punch List" items not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in substantial compliance with the Plans and Specifications and the terms and requirements of all Governmental Authorities, including, without limitation, substantial compliance with the Americans with Disabilities Act, substantial compliance with which shall be certified to the best knowledge of the Architect, after due inquiry and investigation;

        b. The lien period for the Construction Projects have expired or all liens have been removed and Title Insurance Company has issued a date down indorsement to the Title Insurance Policy showing no liens, claims or encumbrances except for Permitted Encumbrances and other items approved by Agent Bank upon the consent of Requisite Lenders;

        c. Each of the Construction Projects have been accepted by Borrower as substantially complete and certified substantially completed and the "Punch List" shall be prepared by the Architect and the General Contractors, and approved by the Lenders' Consultant after an inspection which shall be made within ten (10) days following the Completion Date;

         d. Each of the General Contractors have made a satisfactory account that all payments required under their respective General Contractor Agreements and Borrower has made a satisfactory account that all other Hard Costs shown on the Borrower Construction Budget and all Soft Costs have been paid in full, with the exception of the unreleased Retainage, including, but not by way of limitation, all material and labor costs and have delivered copies of all lien releases to Agent Bank and have certified that no claims with respect to the Construction Projects remain outstanding, including any claims which might give rise to a lien or liens against the Construction Projects, except for work described in the "Punch List" or as to which Borrower is contesting the validity or amount;

        e. The Occupancy Date shall have occurred and a copy of the temporary or final certificate of occupancy (if temporary, Borrower agrees to promptly deliver a copy of the final certificate of occupancy to Agent Bank when received by Borrower) has been issued to Borrower by the appropriate Governmental Authority and a copy thereof delivered to Agent Bank and Borrower has taken beneficial occupancy of each of the Construction Projects, including, without limitation, all public areas which shall be open for the use and occupancy by the public; and

        f. Borrower has delivered an "as-built" survey of the Construction Projects and an "as-built" set of plans and specifications of the Construction Projects to Agent Bank.

        From the amounts released as provided hereinabove, one hundred fifty percent (150%) of the Architect and Agent Bank's reasonable estimate of the cost of completing the "Punch List" shall be withheld. Such amounts shall be released monthly upon Construction Disbursement Request submitted by Borrower. Within forty-five (45) days following the Retainage Release Date, Borrower shall (i) certify completion of the "Punch List", and (ii) cause Title Insurance Company to issue its final 100 and 103.3 indorsements, and a date down indorsement to the Title Insurance Policy, each showing no Liens, claims or encumbrances on the Real Property except for Permitted Encumbrances and other items approved by Agent Bank upon consent of Requisite Lenders."

12.  Conditions Precedent to Second Amendment Effective Date. The occurrence of the Second Amendment Effective Date is subject to Agent Bank having received the following, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth below on or before March 2, 2007:

    a.  due execution by Borrower and Banks of four (4) duplicate originals of this Second Amendment;

    b.  reduction of the Funded C/T Outstandings to an amount no greater than Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00);

    c.  reimbursement to Agent Bank by Borrower for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Second Amendment, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the Second Amendment Effective Date; and

    d.  due execution by Borrower of a Subordinated Promissory Note payable to the order of CCI evidencing a subordinated loan in the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), the execution and delivery by CCI and Borrower of a Payment Subordination Agreement in favor of Agent Bank and the funding of such subordinated loan by CCI to Borrower in the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00); and

    e.  such other documents, instruments or conditions as may be reasonably required by Lenders.

13.  Representations of Borrower. Borrower hereby represents to the Banks that:

    a.  the representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the Second Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Lender;

    b.  since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred;

    c.  after giving effect to the Second Amendment, no event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

    d.  the execution, delivery and performance of this Second Amendment has been duly authorized by all necessary action of Borrower and this Second Amendment constitutes a valid, binding and enforceable obligation of Borrower.

14.  Affirmation and Ratification of Continuing Guaranty. CCI joins in the execution of this Second Amendment for the purpose of ratifying and affirming its obligations under the Continuing Guaranty for the guaranty of the full and prompt payment and performance of all of Borrower's Indebtedness and Obligations under the Bank Facilities and each of the Loan Documents as modified pursuant to the Second Amendment.

15.  Incorporation by Reference. This Second Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

16.  Governing Law. This Second Amendment shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

17.  Counterparts. This Second Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute one and the same document.

18.  Continuance of Terms and Provisions. All of the terms and provisions of the Existing Credit Agreement shall remain unchanged except as specifically modified herein.

19.  Replacement Schedules Attached. The following replacement Schedules are attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

        Schedule 2.03(d) - C/T Loan Reduction Schedule

20.  Replacement Exhibit Attached. The following replacement Exhibit is attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

        Exhibit F - Compliance Certificate - Form

        Exhibit R - Monthly Market Share Report - Sample

IN WITNESS WHEREOF, Borrower and Agent Bank (acting on behalf of the Lenders pursuant to Section 11.11 of the Credit Agreement) have executed this Second Amendment as of the day and year first above written.

BORROWER: CC TOLLGATE LLC, a Delaware limited liability company By: CENTURY CASINOS TOLLGATE,INC., a Delaware corporation, its Managing Member By /s/ Larry Hannappel Larry Hannappel, CEO and Secretary
GUARANTOR: CENTURY CASINOS, INC., a Delaware corporation By /s/ Larry Hannappel Larry Hannappel, Senior Vice President
AGENT BANK: WELLS FARGO BANK, National Association, Agent Bank, on behalf of the Lenders and L/C Issuer By/s/ Ryan Edde Ryan Edde, Vice President

SCHEDULE 2.03(d)
TO
SECOND AMENDMENT
C/T LOAN REDUCTION SCHEDULE
TERM PAYMENT DATE	SCHEDULED TERM AMORTIZATION PAYMENTS
December 31, 2007	$ 600,000.00
March 31, 2008	600,000.00
June 30, 2008	600,000.00
September 30, 2008	600,000.00
December 31, 2008	600,000.00
March 31, 2009	600,000.00
June 30, 2009	600,000.00
September 30, 2009	600,000.00
December 31, 2009	600,000.00
March 31, 2010	600,000.00
June 30, 2010	600,000.00
September 30, 2010	600,000.00
December 31, 2010	600,000.00
March 31, 2011	600,000.00
June 30, 2011	600,000.00
September 30, 2011	600,000.00
November 22, 2011	Entire unpaid balance

EXHIBIT F
TO
SECOND AMENDMENT

COMPLIANCE CERTIFICATE
(First Restated)

TO:  WELLS FARGO BANK, National Association,
as Agent Bank

Reference is made to that certain Credit Agreement, dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006 and as amended by Second Amendment to Credit Agreement dated as of February 28, 2007 (as may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among CC TOLLGATE LLC, a Delaware limited liability company (the "Borrower"), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders"), WELLS FARGO BANK, National Association, as the issuer of Letters of Credit (herein, in such capacity, called the "L/C Issuer") and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders and L/C Issuer (herein, in such capacity, called the "Agent Bank" and, together with the Lenders and L/C Issuer, collectively referred to as the "Banks"). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate ("Certificate") shall have the meanings defined and described in the Credit Agreement. This Certificate is delivered in accordance with Section 5.08(c) of the Credit Agreement.

The period under review is the Fiscal Quarter ended    [INSERT DATE] , together with, unless otherwise indicated, the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

I.

COMPLIANCE WITH AFFIRMATIVE COVENANTS

A. FF&E (Section 5.01): Please state whether or not all FF&E has been purchased and installed in the Casino Facility free and clear of all liens, encumbrances or claims, other than Permitted Encumbrances.
yes/no
B. Liens Filed (Section 5.03): Report any liens filed against the Casino Facility and the amount claimed in such liens. Describe actions being taken with respect thereto.
C. Subordinated Debt and Management Fees (Section 5.04):
a. Report the amount of any payments made on the CCVLLC Subordinated Note during the fiscal period under review:
Interest	$______________
Principal	$______________
Requirement: Only allowed to extent permitted in the Payment Subordination Agreement (CCVLLC).
b. Report the amount of payments made on the Management Agreement during the fiscal period under review:	$______________
Requirement: Only allowed to extent permitted in the Management Subordination Agreement.
c. Report the amount of any payments made on all other Subordinated Debt during the fiscal period under review:
Interest	$______________
Principal	$______________
None permitted.

D. Additional Real Property (Section 5.06): Attach a legal description of any other real property or rights to the use of real property acquired subsequent to the Closing Date which is used in any material manner in connection with the Casino Facility and describe such use. Attach evidence that such real property or rights to the use of such real property has been added as Collateral under the Credit Agreement.

_____________

E. Insurance (Section 5.09):
a. Has there been any change in the insurance coverages or the insurance companies underwriting such insurance coverages since the last set of certificates of insurance delivered to Agent Bank?	_____________
b. Are the insurance coverages in place as of the end of the Fiscal Quarter under review in compliance with the requriements of Section 5.09?	_____________
    c. For Annual Certificate: Please complete the Insurance Schedule set forth below and list all currently effective insurance policies, including reference to the policy number, policy expiration date and reference to each policy maintained under subsection of Section 5.09 of the Credit Agreement. Attach a separate sheet if necessary.
_____________
Insurance Schedule
Policy No.	Issuer	Expiration Date

F. Permitted Encumbrances (Section 5.11): Describe any Lien attachment, levy, distraint or other judicial process or burden affecting the collateral other than the Permitted Encumbrances. Describe any matters being contested in the manner described in Sections 5.03 and 5.10 of the Credit Agreement.
_____________
G. Suits or Actions (Section 5.17): Describe on a separate sheet any matters requiring advice to Banks under Section 5.17.	_____________
H. Tradenames, Trademarks and Servicemarks (Section 5.19): Describe on a separate sheet any matters requiring advice to Banks under Section 5.19.	_____________
I. Notice of Hazardous Materials (Section 5.20): State whether or not to your knowledge there are any matters requiring notice to Agent Bank under Section 5.20. If so, attach a detailed summary of such matter(s).
_____________
J. Compliance with Management Agreement (Section 5.22): Describe all defaults, if any, which occurred during the period under review under the Management Agreement. Describe any modifications or amendments to the Management Agreement. State whether or not such modifications or amendments have been consented to by Agent Bank as required under Section 5.22 of the Credit Agreement.
_____________

II.

FINANCIAL COVENANTS OF THE BORROWER

A. Intentionally omitted.
B.  Senior Leverage Ratio (Section 6.02): To be calculated with reference to the Borrower as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2007, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

SENIOR FUNDED DEBT:
a. The Funded RLC Outstandings and L/C Exposure on the Credit Facility as of the last day of the Fiscal Quarter under review.	$
b. Plus the amount of Funded C/T Outstandings as of the last day of the Fiscal Quarter under review.	+$
        c.  Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and current portions (without duplication) of all other Indebtedness (including Contingent Liabilities, but excluding all Indebtedness owing to the Subordinated Lenders under the Subordinated Debt and excluding accrued but unpaid Management Fees).
+$
d. Plus the total, as of the last day of the Fiscal Quarter under review of both the long-term and current portions (without duplication) of all Capitalized Lease Liabilities.	+$
e. TOTAL SENIOR DEBT (a + b + c + d)	$
Divided by:	/
EBITDAM
f. Net Income, including Device Fee Rebates actually received.	$
g. Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income.	+$___________
        h.  Plus the aggregate amount of federal and state taxes on or measured by income for the period under review (whether or not payable during such period) to the extent deducted in the determination of Net Income.
+$
i. Plus depreciation, amortization and all other non-cash expenses for the period under review to the extent deducted in the determination of Net Income.	+$
        j.  Less all cash and non-cash income (including, but not limited to, interest income), transfers, loans and advances from CCI or any of its Subsidiaries to the extent added in the determination of Net Income.
-$
k. Less all other non-cash income from any source not specified in (j) above to the extent added in the determination of Net Income.	-$
l. Plus Management Fees to the extent deducted in the determination of Net Income.	+$
m. Total EBITDAM (f + g + h + i - j - k + l)
n. Senior Leverage Ratio (e/m)	:1.0

Maximum Permitted:
Fiscal Quarter End	Maximum Senior Leverage Ratio
As of the Fiscal Quarters ending December 31, 2007 and March 31, 2008	4.00 to 1.00
As of the Fiscal Quarters ending June 30, 2008 and September 30, 2008	4.00 to 1.00
As of the Fiscal Quarters ending December 31, 2008 and March 31, 2009	3.75 to 1.00
As of the Fiscal Quarters ending June 30, 2009 and September 30, 2009	3.50 to 1.00
As of the Fiscal Quarters ending December 31, 2009 and March 31, 2010	3.25 to 1.00
As of the Fiscal Quarters ending June 30, 2010 and September 30, 2010	3.00 to 1.00
As of the Fiscal Quarters ending December 31, 2010 and March 31, 2011	2.75 to 1.00
As of the Fiscal Quarters ending June 30, 2011 and September 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	2.50 to 1.00

C.  Adjusted Fixed Charge Coverage Ratio (Section 6.03): Commencing as of the Fiscal Quarter ending June 30, 2007 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain an Adjusted Fixed Charge Coverage Ratio, to be calculated: (i) as of the end of the Fiscal Quarter ending June 30, 2007 for a fiscal period consisting of that Fiscal Quarter only, (ii) as of the end of the Fiscal Quarter ending September 30, 2007 for a fiscal period consisting of the Fiscal Quarters ending September 30, 2007 and June 30, 2007 only, (iii) as of the end of the Fiscal Quarter ending December 31, 2007 for a fiscal period consisting of the Fiscal Quarters ending December 31, 2007, September 30, 2007 and June 30, 2007, and (iv) as of the end of the Fiscal Quarter ending March 31, 2008 and as of each Fiscal Quarter end thereafter occurring, for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

Numerator
a. Total EBITDAM (Enter II B(m) above).		$
b. Less the aggregate amount of actually paid Distributions, including, without limitation, all Tax Distributions actually paid.		-$
        c.  Less the aggregate amount of Maintenance Capital Expenditures to the extent not deducted in the determination of net income or financed from the proceeds of permitted equity or subordinated indebtedness provided by CCI or any of its Subsidiaries.
-$
d. Less the aggregate amount of Management Fees paid in cash.		-$
e. Total Numerator (a - b - c - d)		$
Divided by the sum of:
Denominator
f. The aggregate amount of actually paid Interest Expense (expensed and capitalized).		$
g. Plus the aggregate amount of actually paid principal payments or reductions (without duplication) required to be made on all outstanding Indebtedness.		+$
h. Plus the current portion of Capitalized Lease Liabilities.		+$
i. Total Denominator (e + f + g)		$
Adjusted Fixed Charge Coverage Ratio (d/h)		:1
Minimum required:
Fiscal Quarter End	Minimum Adjusted Fixed Charge Coverage
As of the Fiscal Quarters ending June 30, 2007 and September 30, 2007	1.00 to 1.00
As of the Fiscal Quarter ending December 31, 2007	1.50 to 1.00
As of the Fiscal Quarter ending March 31, 2008	1.40 to 1.00
As of the Fiscal Quarter ending June 30, 2008	1.30 to 1.00
As of the Fiscal Quarter ending September 30, 2008 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	1.15 to 1.00

D. Intentionally omitted.
E. Limitation on Indebtedness (Section 6.05):
a. Set forth the aggregate amount of Secured Interest Rate Hedges.	$
Maximum Permitted: $22,500,000.00
b. Set forth the aggregate amount of:
(i) Secured purchase money Indebtedness	$
(ii) Capital Lease Liabilities	$
Total	$
Maximum aggregate permitted under Section 6.05(d): $500,000.00
c. Set forth aggregate amount of Unsecured Indebtedness (other than trade payables and Subordinated Debt).	$
Maximum Permitted: $1,000,000.00
d. Set forth the aggregate amount of Subordinated Debt owing by the Borrower	$
e. Set forth amount of Subordinated Debt, if any, which is not CCVLLC Subordinated Debt or CCI Subordinated Debt.	$
f. Set forth the amount and a brief description of any Indebtedness of the Borrower not permitted under Section 6.05.	$
F. Restriction on Distributions (Section 6.06):
a. Set forth aggregate amount of Distributions made by Borrower.	$
b. Set forth aggregate amount of payments on Subordinated Debt.	$
c. Set forth aggregate amount of paid Management Fees.	$
Requirements:
Attach on a separate sheet a pro forma calculation of the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter prior to the Fiscal Quarter under review, based on the assumption that such Distributions (including Tax Distributions) had occurred during such prior Fiscal Quarter.

Set forth the Pro Forma Adjusted Fixed Charge Coverage Ratio	:1.00
Must not be less than coverages required under Section 6.03.
None permitted (other than Tax Distributions to the extent that actual tax liability of its members is created on the taxable income of the Borrower) until Borrower realizes a Senior Leverage Ratio less than 3.00 to 1.00 for two (2) consecutive Fiscal Quarters.

G. Capital Expenditures Requirements (Section 6.07):
    a.  Commencing as of the first full Fiscal Quarter ending subsequent to the Term Out Date and continuing as of each Fiscal Quarter end until Bank Facilities Termination, set forth the aggregate amount of Maintenance Capital Expenditures to the Casino Facility during the Fiscal Year under review
			$
b. Set forth the amount of prior Fiscal Year gross gaming revenues.			$
Minimum Maintenance Cap Ex Requirement:
Fiscal Quarter End	Minimum Maintenance Cap Ex Requirement	Maximum Maintenance Cap Ex Limit
As of the first (1st) through fourth (4th) Fiscal Quarter ends occurring subsequent to the Term Out Date	1.0%	6.0%
As of the fifth (5th) through eighth (8th) Fiscal Quarter ends occurring subsequent to the Term Out Date	1.5%	6.0%
As of the ninth (9th) through twelfth (12th) Fiscal Quarter ends occurring subsequent to the Term Out Date and as of each four consecutive Fiscal Quarter period ending thereafter until Bank Facilities Termination	2.0%	6.0%
Maximum Maintenance Cap Ex Limits:
6% of prior Fiscal Year gross gaming revenues.
H. Contingent Liabilities (Section 6.08):
a. Set forth the cumulative aggregate amount of Contingent Liabilities incurred by the Borrower.			$
Maximum allowed: None without prior written consent of Requisite Lenders.
I. Investment Restrictions (Section 6.09):
a. Set forth the date, amount and a brief description of each Investment made by the Borrower not permitted under Section 6.09.			$
J. Total Liens (Section 6.10): On a separate sheet describe in detail any and all Liens on any assets of the Borrower not permitted under Section 6.10.
K. Change of Control (Section 6.11): State whether or not a Change of Control has occurred.			yes/no
L. Sale of Assets, Consolidation, Merger or Liquidation (Section 6.12):
a. On a separate sheet describe any and all mergers, consolidations, liquidations and/or dissolutions not permitted under Section 6.12.
    b.  With respect to the determination of Excess Capital Proceeds, please set forth the amount of Net Proceeds received by the Borrower during the current Fiscal Year from the disposition of FF&E and other items of Collateral which have not been replaced with purchased or leased FF&E of equivalent value and utility.

Requirement: On or before 30 days following such disposition, must make a Mandatory Prepayment for amount of Excess Capital Proceeds in excess of $10,000 during any Fiscal Year.
M. ERISA (Section 6.13): Describe on a separate sheet any matters requiring notice to Agent Bank under Section 6.13.
N. Margin Regulations (Section 6.14): Set forth the amount(s) of and describe on a separate sheet of paper any proceeds of the Bank Facilities used by Borrower in violation of Section 6.14.			$
O. Transactions with Affiliates (Section 6.15): Describe on a separate sheet any transactions with Affiliates not permitted under Section 6.15.

P.  Limitation on Subsidiaries (Section 6.16): On a separate sheet, describe any Subsidiaries created by Borrower. State whether or not the creation of such Subsidiaries has been consented to by the Requisite Lenders as required under Section 6.16 of the Credit Agreement.

III.

NONUSAGE FEE CALCULATION

(Section 2.12(b)): To be calculated with respect to the Fiscal Quarter under review:
a. Aggregate RLC Commitment, less the daily average of the Funded RLC Outstandings.	$
b. Until the occurrence of the Term Out Date, $32,500,000.00 less the daily average of the Funded Term Outstandings.	$
c. Amount of Nonusage. (a plus b)	$
d. Applicable Nonusage Percentage.	0.75%
e. Gross Nonusage Fee. (c times d)	$
f. Number of days in Fiscal Quarter under review
g. Nonusage Fee for Fiscal Quarter under review. (e/360 x f)	$

IV.

Intentionally omitted.

V.

PERFORMANCE OF OBLIGATIONS

A review of the activities of the Borrower during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period any Default or Event of Default has occurred and is continuing. Except as described in an attached document or in an earlier Certificate, to the best of my knowledge, as of the date of this Certificate, there is no Default or Event of Default that has occurred and remains continuing.

VI.

NO MATERIAL ADVERSE CHANGE

To the best of my knowledge, except as described in an attached document or in an earlier Certificate, no Material Adverse Change has occurred since the date of the most recent Certificate delivered to the Banks.

DATED this ____ day of _____________, _____.

CC TOLLGATE LLC, a Delaware limited liability company By: CENTURY CASINOS TOLLGATE, INC., a Delaware corporation, Its Managing Member By Larry Hannappel, CEO and Secretary

PAYMENT SUBORDINATION AGREEMENT

THIS PAYMENT SUBORDINATION AGREEMENT (the "Agreement") is made and entered into as of the 28th day of February, 2007, by CENTURY CASINOS, INC., a Delaware corporation (hereinafter referred to as "Subordinator") and delivered to WELLS FARGO BANK, National Association, as administrative and collateral agent ("Agent Bank") on behalf of itself and each of the Lenders hereinafter described.

R_E_C_I_T_A_L_S:

WHEREAS:

A.  As of the date of this Agreement, there is outstanding and owing by CC Tollgate LLC, a Delaware limited liability company (the "Company") to Subordinator indebtedness in the aggregate amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (together with the interest thereon, the "Subordinated Debt") evidenced by that certain unsecured Subordinated Promissory Note dated February 28, 2007 (the "Subordinated Note"), a copy of which is marked "Exhibit A", affixed hereto and by this reference incorporated herein and made a part hereof, which Subordinated Note executed by the Company, payable to the order of Subordinator and other parties, as the lenders.

Now, therefore, in and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Subordinator, the Subordinator hereby agrees as follows:

    1.  The Company has entered into a Credit Agreement dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006 and by Second Amendment to Credit Agreement executed substantially concurrent herewith (as it may be further amended, modified or supplemented from time to time, the "Credit Agreement") with the Lenders therein named (each, together with their respective successors and assigns, individually being referred to herein as a "Lender" and collectively as the "Lenders"), Wells Fargo Bank, National Association, as the issuer of Letters of Credit (herein, in such capacity, called the "L/C Issuer") and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders and L/C Issuer (herein, in such capacity, the "Agent Bank" and, together with the Lenders and L/C Issuer, collectively referred to as the "Banks"), under the terms of which Banks agreed to establish and fund a construction and term loan ("C/T Loan") in the amount of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00) and a revolving credit facility (the "Revolving Credit Facility" and, together with the C/T Loan, collectively, the "Bank Facilities") in the initial principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) at any time outstanding, all subject to the terms and conditions set forth in the Credit Agreement. The C/T Loan is evidenced by a Construction and Term Note ("C/T Note") in the principal sum of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00). The Revolving Credit Facility is evidenced by a Revolving Credit Note (the "Revolving Credit Note" and, together with the C/T Note, collectively, the "Bank Notes") in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) executed by the Borrower, payable to the order of Agent Bank on behalf of Lenders.

    2.  The Subordinated Note may not be transferred or assigned by Subordinator without the prior written consent of Agent Bank and, unless so transferred or assigned, shall be owned by Subordinator at all times free and clear of any lien, pledge, charge, security interest or other encumbrance.

    3.  So long as any monetary obligation or other obligation or commitment to advance funds under the Credit Agreement, the Bank Notes or any other Loan Document, as defined in the Credit Agreement (as such obligations may be amended, modified, restated, renewed, increased or extended, including, without limitation, post petition interest whether or not allowed in any insolvency proceedings, and fees, attorneys costs and indemnities under the Loan Documents, collectively referred to herein as the "Bank Debt") shall remain unpaid or unfunded, in whole or in part, the Subordinator may not receive any payment of principal or interest, directly or indirectly, on the Subordinated Debt.

    4.  In the event that any such payments of principal and/or interest are made in violation of the foregoing provisions, such payments shall not be accepted by Subordinator and, if so accepted, shall be held in trust for the benefit of, and shall be paid forthwith over and delivered to Agent Bank. The subordination provisions set forth hereinabove are made for the benefit of Banks and it is understood by Company and by Subordinator that Banks will take certain actions in reliance upon such subordination provisions. It is further understood that Banks' reliance upon the referenced subordination provisions shall not constitute a waiver by Banks of their right to insist upon strict compliance with all provisions of the Credit Agreement and with all provisions of the Loan Documents as particularly defined by the Credit Agreement.

    5.  (a) In the event of:

            (i)  any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any of the Borrower, its creditors or its property;

            (ii)  any proceeding for the liquidation, dissolution or other winding-up of the Borrower, voluntary or involuntary, whether or not involving insolvency, reorganization or bankruptcy proceedings;

            (iii)  any assignment by Borrower for the benefit of creditors; or

            (iv)  any other marshalling of the assets of Borrower;

    all Bank Debt (including any interest thereon accruing after the commencement of any such proceedings and any other sums or premium due) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of any Subordinated Debt or the Subordinated Loan Documents and any payment or distribution, whether in cash, securities or other property which would otherwise, but for these subordination provisions, be payable or deliverable in respect of Subordinated Debt or the Subordinated Loan Documents shall be paid or delivered directly to the holders of Bank Debt until all Bank Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been indefeasibly paid in full.

    The Subordinator shall file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims which the Subordinator may have against any of the Borrower relating to any Subordinated Debt and will assign to the holders of the Bank Debt all rights of the Subordinator thereunder. If Subordinator does not file any such claim, the holder of the Bank Debt as attorney-in-fact for Subordinator is hereby authorized to do so in the name of Subordinator or, in such holder's discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of such holder's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The holder of the Bank Debt or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the holder of the Bank Debt the amount payable on such claim and, to the full extent necessary for that purpose, the Subordinator hereby assigns to the holder of the Bank Debt all of the Subordinator's rights to any such payments or distributions to which the Subordinator would otherwise be entitled.

    (b) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by the Subordinator in contravention of any of the terms hereof and before all Bank Debt shall have been indefeasibly paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holder of Bank Debt at the time outstanding for application to the payment of all Bank Debt remaining unpaid, to the extent necessary to pay all such Bank Debt in full. In the event of the failure of the Subordinator to endorse or assign any such payment, distribution or security, each holder of Bank Debt is hereby irrevocably authorized to endorse or assign the same.

    (c) The Bank Debt shall not be deemed to have been paid in full unless the holder thereof shall have indefeasibly received cash in lawful currency of the United States of America equal to the amount of Bank Debt then outstanding, together with the occurrence of Bank Facilities Termination, as defined in the Credit Agreement.

    (d) The Subordinator will take such action (including, without limitation, the execution and filing of a financing statement with respect to this Agreement and including the execution, verification, delivery and filing of proofs of claim, consents, assignments or other instructions which the holder of Bank Debt may reasonably require in order to prove and realize upon any rights or claims pertaining to Subordinated Debt and to effectuate the full benefit of the subordination contained herein) as may, in the opinion of counsel designated by the Agent Bank, be reasonably necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

            (e) The Subordinator understands and acknowledges by its execution hereof that the actions of the Lenders in connection with the Bank Debt are being or have been made in reliance upon the subordination of the Subordinated Debt to Bank Debt as set forth herein.

    6.  Subordination Legend; Further Assurances. The Company and the Subordinator will cause each note and instrument (if any) evidencing the Subordinated Debt to be endorsed with the following legend or the effective equivalent thereof:

"The Indebtedness evidenced by this instrument is subordinated to the prior payment in cash in full of all Bank Debt (as defined in the Payment Subordination Agreement, dated as of _____________, 200__) pursuant to, and to the extent provided in, the Payment Subordination Agreement by the maker hereof and payee named herein in favor of the Agent Bank therein named and its successors and assigns."

The Company and Subordinator each hereby agree to mark its respective books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement. The Company and the Subordinator will at their expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Agent Bank may reasonably request in order to protect any right or interest granted or purported to be granted hereunder or to enable the Agent Bank to exercise and enforce its rights and remedies hereunder.

    7.  Subject to the terms of the Credit Agreement:

    (a)  This Agreement shall continue in effect so long as any Bank Debt shall remain unpaid and no action that the holder of the Bank Debt or any of the Borrower, with or without the written consent of the holder of the Bank Debt, may take or refrain from taking with respect to any Bank Debt, any instrument representing the same, any Collateral (as defined in the Credit Agreement) therefor, or any agreement or agreements, including guaranties, in connection therewith, shall affect this Agreement or the obligations of the Subordinator hereunder.

    (b)  All rights and interests of the Banks hereunder, and all agreements and obligations of the Subordinator and the Company under this Agreement, shall remain in full force and effect irrespective of:

        (i)  any lack of validity or enforceability of the Credit Agreement, the Bank Notes or any other Loan Document, or any agreement or instrument relating thereto;

        (ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Bank Debt, or any other amendment, modification, revision, restatement, extension or waiver of or any consent to departure from the Credit Agreement, the Bank Notes or any other Loan Document;

        (iii)  any taking and holding of Collateral or other security or additional guarantees for all or any of the Bank Debt; or any amendment, alteration, exchange, substitution, restatement, transfer, enforcement, waiver, subordination, termination or release of any Collateral or such guarantees, or any non-perfection of any Collateral, or any consent to departure from any such guaranty;

        (iv)  any manner of application of Collateral or proceeds thereof, to all or any of the Bank Debt, or the manner of sale of any Collateral or other security;

        (v)  any consent by any of the Banks or any other Person to the change, restructure or termination of the corporate structure or existence of the Borrower or the Subordinator, or any Subsidiary thereof and any corresponding restructure of the Bank Debt, or any other restructure or refinancing of the Bank Debt or any portion thereof;

        (vi)  any modification, compounding, compromise, settlement, release by the Banks or any of them or any other Person (or by operation of law or otherwise), collection or other liquidation of the Bank Debt or of the Collateral or other security in whole or in part, and any refusal of payment to any Bank in whole or in part, from any obligor or guarantor in connection with any of the Bank Debt, whether or not with notice to, or further assent by, or any reservation of rights against the Subordinator; or

        (vii)  any other circumstance (including, but not limited to, any statute of limitations) which might otherwise constitute a defense available to, or a discharge of the Borrower or the Subordinator.

    Without limiting the generality of the foregoing, the Subordinator hereby consents to and agrees that the rights of each Bank hereunder, and the enforceability hereof, shall not be affected by any release of any Collateral or security from the liens and security interests created by any of the Loan Documents or any other agreement whether for purposes of sales or other dispositions of assets or for any other purpose. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Bank Debt is rescinded or must otherwise be returned by any Bank upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

    (c)  The Subordinator waives the right to require the Banks to proceed against the Borrower or any other person liable on the Bank Debt, to proceed against or exhaust any security held from any Borrower or any other person, or to pursue any other remedy in the Banks' power whatsoever and the Subordinator waives the right to have the property of the Borrower first applied to the discharge of the Bank Debt. The Banks may, at their election, exercise any right or remedy they may have against the Borrower or any security held by the Banks, including, without limitation, the right to foreclosure upon any such security by one or more judicial or nonjudicial sales, without affecting or impairing in any way the obligations of the Subordinator hereunder, except to the extent the Bank Debt has been paid, and the Subordinator waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Subordinator against the Borrower or any such security, whether resulting from such election by the Banks or otherwise. The Subordinator waives any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (including, without limitation, any intervention or omission by the Lender) of the liability either in whole or in part, of the Borrower to the Banks for the Bank Debt.

    (d)  Until the Bank Debt is fully and indefeasibly paid, the Subordinator shall not proceed against the Company for the recovery of all or any portion of the Subordinated Debt, or proceed against or exhaust any security held from the Company or any other person, or pursue any other right or remedy in the Subordinator's power whatsoever for the collection of all or any portion of the Subordinated Debt.

8.  In case of a breach by the Subordinator of this Agreement, the Subordinator hereby agrees to be responsible for and to pay all costs and expenses, including, without limitation, attorneys' fees and costs and accountants' fees, incurred by the holder of the Bank Debt in connection with the enforcement by the holder of the Bank Debt of its rights or the protection of the holder of the Bank Debt of its interests as a result of such breach under this Agreement, whether incurred pre-trial, at trial or on appeal.

9.  Time shall be of the essence of this Agreement.

10.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada. The parties hereto further agree that, subject to the Arbitration provisions set forth below in paragraph 11, the full and exclusive forum for the determination of any action relating to this Agreement shall be either an appropriate Court of the State of Nevada or the United States District Court or United States Bankruptcy Court for the District of Nevada.

11.  Arbitration.

    (a)  Upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) ("Dispute") now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with this Agreement, the Credit Agreement, Bank Notes, Loan Documents or any related agreements, documents, or instruments (collectively the "Documents"), may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Dispute.

    (b)  All Disputes between the parties shall be resolved by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

    (c)  No provision of, nor the exercise of any rights under this arbitration clause shall limit the rights of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under the Documents or other security agreement or instrument, or applicable law, (ii) exercising self-help remedies (including setoff rights) or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provision hereof.

12.  Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BANKS, THE COMPANY AND SUBORDINATOR EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE CREDIT AGREEMENT, THE BANK NOTES OR ANY OF THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF BANKS, THE COMPANY AND SUBORDINATOR WITH RESPECT TO THIS AGREEMENT, THE CREDIT AGREEMENT, THE BANK NOTES OR ANY OF THE LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BANKS, THE COMPANY AND SUBORDINATOR EACH MUTUALLY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A BENCH TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.  The Company joins in the execution of this Agreement to evidence its agreement to the terms hereof and to be legally bound hereby. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this Agreement, as of the day and year first above written.

SUBORDINATOR:
CENTURY CASINOS, INC.,
a Delaware corporation

By /s/ Larry Hannappel
Larry Hannappel,
Senior Vice President

COMPANY:
CC TOLLGATE LLC,
a Delaware limited liability company

By: CENTURY CASINOS TOLLGATE, INC.,
a Delaware corporation,
Its Managing Member

By /s/ Larry Hannappel
Larry Hannappel,
CEO and Secretary
AGENT BANK: WELLS FARGO BANK, National Association, as administrative and collateral agent on behalf of itself and each of the Lenders and L/C Issuer By /s/ Ryan Edde Ryan Edde, Vice President

EXHIBIT A TO PAYMENT SUBORDINATION AGREEMENT

SUBORDINATED PROMISSORY NOTE

$12,500,000.00

Colorado Springs, Colorado
As of _______________, 2007

FOR VALUE RECEIVED, CC Tollgate LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Century Casinos, Inc., a Delaware corporation (“Lender”), at 1263A Lake Plaza Drive, Colorado Springs, Colorado, 80906, or at such other place as the payee or other holder may direct in writing, the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), with interest on the outstanding principal balance at the rate of Prime Rate plus two and one-half percent (2.5%) per annum from the date hereof until paid in full (the “Interest Rate”). For purposes of this Note, Prime Rate shall mean at any time, and from time to time, the rate of interest most recently announced within Wells Fargo Bank at its principal office in San Francisco, California.

No payments of principal or interest shall be required until six months after the Senior Loans, as such term is defined below, have been paid in full, at which time the full amount of the Note, including all interest and principal, shall be due and payable in full. All payments received shall be applied first to accrued interest and then to the retirement of principal. In the event any payment of principal, interest, or costs payable hereunder is not paid when due or declared due, interest shall thereafter accrue on the full amount of such payment at the rate of the Interest Rate plus four percent (4%) per annum until paid. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Notwithstanding contained in this Note to the contrary, no payments of principal or interest shall be due and payable under this Note until such time as the Senior Loans have been paid in full. For purposes of this Note the term “Senior Loans” shall mean that certain Credit Agreement dated as of November 18, 2005, as amended from time to time, among CC Tollgate LLC, as Borrower, the Lenders and L/C Issuer therein named and Wells Fargo Bank, National Association as Agent Bank. The Lender shall have no enforcement rights related to this Note until such time as the Senior Loans have been paid in full.

Each maker, indorser, and guarantor, and any other person who is now or may hereafter become primarily or secondarily liable for the payment of this Note or any portion thereof (a) waives presentment, notice of dishonor, and protest, (b) agrees to one or more extensions of time of payment of all or any part of this Note, for any length of time, (c) agrees that the payee or other holder may release, agree not to sue, suspend its rights to enforce this Note against, or otherwise discharge or deal with any person against whom such maker, indorser, guarantor, or other person has a right of recourse, and may release, fail, or agree not to enforce or perfect its rights in or against, or otherwise deal with any collateral for the payment of, this Note, or any portion thereof, and (d) if this Note or interest thereon is not paid when due or if suit is brought, agrees to pay upon demand all reasonable costs of collection, including reasonable attorneys' fees. In the event of any bankruptcy or similar proceedings, costs of collection shall include all costs and attorneys' fees incurred in connection with such proceedings, including the fees of counsel for attendance at meetings of creditors or other committees.

Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable no later than 10 business days after the same becomes due and payable;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(d)  The occurrence of an “Event of Default” under the Senior Loans.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

If any payment of principal or interest is not paid promptly when due, the payee or other holder may declare the entire outstanding principal balance of the Note, and all accrued interest, immediately due and payable, without notice or demand.

This Note shall be governed in all respects by the laws of the State of Colorado. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

CC Tollgate LLC,
a Delaware limited liability company

By: Century Casinos Tollgate, Inc., its Manager

By:    /s/ Larry Hannappel
          Name: Larry Hannappel
          Title: CEO and Secretary